OncoCyte Reports First Quarter 2018 Financial Results

Conference Call Today at 4:30 pm ET

ALAMEDA, Calif., May 15, 2018 (GLOBE NEWSWIRE) — OncoCyte Corporation (NYSE American:OCX), a developer of novel, non-invasive tests for the early detection of cancer, today reported financial and operating results for the first quarter ended March 31, 2018.

“We have completed initial sample testing and begun analyzing the data collected in the confirmation study of our DetermaVu™ lung cancer diagnostic test. This study is being conducted on alternative diagnostic testing platforms using newly discovered biomarkers and seeks to confirm previous results,” said William Annett, President and Chief Executive Officer. “We are on track to meet our mid-year timeline for the results of this study. If the remaining DetermaVu™ studies are successful, our goal remains to complete the final Clinical Validation study in 2018.”

As recently reported, OncoCyte discovered and filed patent applications for an additional 190 novel lung cancer biomarkers that may enable DetermaVu™ to provide better differentiation between malignant and benign lung nodules for improved lung cancer diagnosis. Our current study is analyzing a combination of the biomarkers OncoCyte used in earlier studies and newly discovered biomarkers. All 160 study samples have now been run on two established commercial diagnostic testing platforms and the data are being analyzed.

The outcome of the study will determine whether the 190 novel biomarkers will further increase the accuracy of DetermaVu™ and whether the diagnostic testing platforms being tested will provide consistent and robust support for the further clinical development studies that are necessary for commercialization.

Timeline and Upcoming Milestones

Data analysis from all 160 samples is expected to be completed by mid-year, at which time a decision will be made as to the diagnostic testing platform the Company will use going forward. Once the appropriate platform is selected, OncoCyte will work to optimize and lock a new algorithm based on the diagnostic testing platform and the new panel of biomarkers selected for the test, and then conduct an R&D Validation Study which will include an Analytic Validation Study. All samples necessary for carrying out these studies are in-house, enabling rapid advancement through each study. If these studies are successful, the Company will conduct a Clinical Validation study, which it expects to complete in 2018.

Other Recent Developments

●	Bolstered the balance sheet through a $10 million private placement of common stock with two current investors.

●	Discovered and filed patent applications for 190 novel lung cancer biomarkers that may enhance OncoCyte’s lung cancer test and enable better differentiation of malignant from benign lung nodules for improved lung cancer diagnosis.

●	Enhanced abilities to rapidly prototype, evaluate, and develop lung cancer diagnostic products through the continued growth of our well-characterized lung cancer clinical sample bank.

●	Strengthened the Board of Directors by adding Ronald Andrews, Jr., an executive with over 30 years’ experience in the molecular diagnostics and genomics industries. In addition, Cavan Redmond, a Director since 2015, was appointed Chairman of the Board.

First Quarter 2018 Financial Results

For the first quarter ended March 31, 2018, OncoCyte incurred a net loss of $3.8 million, or $0.12 per share, compared to a net loss of $4.7 million, or $0.16 per share, in the first quarter of 2017.

Operating expenses for the three months ended March 31, 2018 were $3.9 million, and were $3.4 million on an as adjusted basis.

Research and development expenses for the quarter ended March 31, 2018 were $1.5 million compared to $1.8 million for the same period in 2017, a decrease of $0.3 million. This decrease is primarily attributable to decreases in compensation and related expenses, including stock-based compensation expenses.

General and administrative expenses for the three months ended March 31, 2018 were $1.8 million compared to $2.0 million for the same period in 2017, a decrease of $0.2 million. This decrease is mainly attributable to a $1.1 million shareholder noncash expense for the issuance of certain warrants during the three months ended March 31, 2017. The decrease was partially offset by increases in legal, compliance and business development costs, and compensation related expenses, including noncash stock-based compensation expense primarily related to stock options granted to an executive hired in the fourth quarter of 2017.

At March 31, 2018, OncoCyte had cash and cash equivalents of $12.6 million and marketable securities valued at $0.95 million. An additional $2 million was received on May 10, 2018 as the final installment of a stock purchase commitment in a private placement of common stock during March 2018. The Company believes its resources, coupled with prudent expense management, are sufficient to execute its near-term strategies.

Cash used in operations was approximately $2.75 million for the first quarter of 2018, as reported, or just over $900,000 per month, which represents a reduced annualized cash used in operations compared to 2017.

Conference Call

OncoCyte will host a conference call today, May 15, 2018, at 4:30 p.m. ET / 1:30 p.m. PT to discuss financial results.

The dial-in number in the U.S./Canada is 800-263-0877; for international participants, the number is +1-323-794-2094. For all callers, please refer to Conference ID 6365614. To access the live webcast, go to the investor relations section on the Company’s website, http://investors.oncocyte.com/events-and-presentations.

A replay of the conference call will be available for seven business days beginning about two hours after the conclusion of the live call, by calling 888-203-1112 toll-free (from U.S./Canada); international callers dial +1-719-457-0820. Use the Conference ID 6365614. Additionally, the archived webcast will be available at http://investors.oncocyte.com/events-and-presentations.

About OncoCyte Corporation

OncoCyte is focused on the development and commercialization of novel, non-invasive blood and urine (“liquid biopsy”) diagnostic tests for the early detection of cancer. Early detection of cancer can improve health outcomes, reduce the cost of care, and improve patients’ quality of life. Liquid biopsy diagnostic tests like those OncoCyte is developing may reduce the need for costlier and riskier diagnostic procedures such as invasive biopsy and cystoscopic procedures. OncoCyte’s development pipeline is focused on non-invasive confirmatory diagnostic tests for lung, breast, and bladder cancer. OncoCyte’s tests are being developed using proprietary sets of genetic and protein molecular markers that differentially express in specific types of cancer. OncoCyte conducts ongoing research to identify additional molecular markers, acquire or license markers and related technology, and develop tests based on those markers.

Forward Looking Statements

Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) are forward-looking statements. These statements include those pertaining to the implementation and results of research, development, clinical trials and studies, commercialization plans, future financial and/or operating results, and future opportunities for OncoCyte, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential diagnostic tests or products, uncertainty in the results of clinical trials or regulatory approvals, the capacity of our third-party supplied blood sample analytic system to provide consistent and precise analytic results on a commercial scale, the need and ability to obtain future capital, and maintenance of intellectual property rights, and the need to obtain third party reimbursement for patients’ use of any diagnostic tests we commercialize. Actual results may differ materially from the results anticipated in these forward-looking statements and accordingly as such statements should be evaluated together with the many uncertainties that affect the business of OncoCyte, particularly those mentioned in the “Risk Factors” and other cautionary statements found in OncoCyte’s Securities and Exchange Commission filings. OncoCyte disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Investor Contacts

EVC Group LLC

Matt Haines / Michael Polyviou

917-733-9297 / 732-933-2754

mhaines@evcgroup.com / mpolyviou@evcgroup.com

ONCOCYTE CORPORATION

CONDENSED BALANCE SHEETS

(IN THOUSANDS)

	March 31, 2018
	(unaudited)	December 31, 2017
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$12,612	$7,600
Marketable equity securities	950	760
Prepaid expenses and other current assets	492	168
Total current assets	14,054	8,528

NONCURRENT ASSETS
Intangible assets, net	686	746
Equipment and furniture, net	722	822
Deposits	120	120
TOTAL ASSETS	$15,582	$10,216

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Amount due to BioTime and affiliates	$2,105	$2,099
Accounts payable	307	175
Accrued expenses and other current liabilities	1,909	1,042
Loan payable, current	800	800
Capital lease liability, current	346	338
Total current liabilities	5,467	4,454

LONG-TERM LIABILITIES
Loan payable, net of deferred financing costs, noncurrent	893	1,070
Capital lease liability, noncurrent	200	289
TOTAL LIABILITIES	6,560	5,813

Commitments and contingencies

STOCKHOLDERS’ EQUITY
Preferred stock, no par value, 5,000 shares authorized; none issued and outstanding	-	-
Common stock, no par value, 50,000 shares authorized; 37,818 and 31,452 shares issued and outstanding at March 31, 2018 and December 31, 2017, respectively	68,366	59,968
Accumulated other comprehensive loss	-	(888)
Accumulated deficit	(59,344)	(54,677)
Total stockholders’ equity	9,022	4,403
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$15,582	$10,216

ONCOCYTE CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE DATA)

(UNAUDITED)

	Three Months Ended
	March 31,
	2018	2017
EXPENSES
Research and development	$1,461	$1,834
General and administrative	1,787	2,043
Sales and marketing	658	655
Total operating expenses	3,906	4,532

Loss from operations	(3,906)	(4,532)

OTHER INCOME (EXPENSES), NET
Interest expense, net	(60)	(13)
Unrealized gain on marketable equity securities	190	-
Other expense, net	(2)	(159)
Total other income (expenses), net	128	(172)

NET LOSS	$(3,778)	$(4,704)

Basic and diluted net loss per share	$(0.12)	$(0.16)

Weighted average common shares outstanding: basic and diluted	31,676	28,965

ONCOCYTE CORPORATION

CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(IN THOUSANDS)

	Three Months Ended
	March 31,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,778)	$(4,704)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	103	67
Amortization of intangible assets	61	61
Stock-based compensation	346	350
Loss on sale of BioTime shares	-	159
Unrealized gain on BioTime shares	(190)	-
Warrants issued to certain shareholders as inducement of exercise of warrants	-	1,084
Amortization of debt issuance costs	23	3
Changes in operating assets and liabilities:
Amount due to BioTime and affiliates	7	(244)
Prepaid expenses and other current assets	(324)	(166)
Accounts payable and accrued liabilities	999	100
Net cash used in operating activities	(2,753)	(3,290)

CASH FLOWS FROM INVESTING ACTIVITIES:
Net proceeds from sale of BioTime shares	-	502
Purchase of equipment	(5)	(16)
Net cash provided by (used in) investing activities	(5)	486

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of options	51	16
Proceeds from exercise of warrants	-	2,031
Proceeds from sale of common shares	8,000	-
Proceeds from issuance of loan payable, net of financing costs	-	1,982
Repayment of loan payable	(200)	-
Repayment of capital lease obligations	(81)	(47)
Net cash provided by financing activities	7,770	3,982

NET INCREASE IN CASH AND CASH EQUIVALENTS	5,012	1,178
CASH AND CASH EQUIVALENTS:
At beginning of the period	7,600	10,174
At end of the period	$12,612	$11,352

Non-GAAP Financial Measures

This earnings release includes operating expenses prepared in accordance with accounting principles generally accepted in the United States (GAAP) and includes certain historical non-GAAP operating expenses. In particular, OncoCyte has provided non-GAAP total operating expenses, adjusted to exclude noncash stock-based compensation and depreciation and amortization expense. Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable financial measures prepared in accordance with GAAP. However, OncoCyte believes the presentation of non-GAAP total operating expenses, when viewed in conjunction with our GAAP total operating expenses, is helpful in understanding OncoCyte’s ongoing operating expenses and its programs.

Furthermore, management uses these non-GAAP financial measures in the aggregate to establish budgets and operational goals, to manage OncoCyte’s business and to evaluate its performance and its programs.

OncoCyte Corporation

Reconciliation of Non-GAAP Financial Measure

Adjusted Operating Expenses

Amounts In Thousands
For the Three Months Ended March 31, 2018 (unaudited)
GAAP Operating Expenses - as reported	$3,906
Stock-based compensation expense	(346)
Depreciation and amortization expense	(164)
Non-GAAP Operating Expenses, as adjusted	$3,396